Exhibit 99.1
Consolidated Financial Statements
Networks In Motion, Inc.
December 31, 2008 and 2007
With Reports of Independent Auditors

Networks In Motion, Inc.
Consolidated Financial Statements

Report of Independent Auditors
The Board of Directors and Stockholders
Networks in Motion, Inc.
We have audited the accompanying consolidated balance sheet of Networks in Motion, Inc. and its subsidiaries (the “Company”), as of December 31, 2008, and the related consolidated statement of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company for the year ended December 31, 2007 were audited by other auditors whose report dated September 8, 2008 expressed an unqualified opinion on those statements.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2008 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Networks in Motion, Inc. at December 31, 2008, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.
/s/ Ernst & Young
August 26, 2009

Report of Independent Auditors
The Board of Directors and Stockholders of
Networks in Motion, Inc.
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholder’s deficit and cash flows present fairly, in all material respects, the financial position of Networks in Motion, Inc. and its subsidiaries (the “Company”) at December 31, 2007, and the results of their operations and their cash flows for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
September 8, 2008

Networks In Motion, Inc.
Consolidated Balance Sheets
As of December 31, 2008 and 2007
(in thousands, except per share data)

	2008	2007
Assets
Current assets:
Cash and cash equivalents	$2,851	$812
Accounts receivable	15,371	5,543
Prepaid expenses and other current assets	645	471
Deferred income taxes	1,695	—

Total current assets	20,562	6,826

Property and equipment, net	7,101	3,622
Security deposit	118	—
Deferred financing costs	3	20
Deferred income taxes	1,220	—

Total assets	$29,004	$10,468

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,886	$1,330
Accrued liabilities	4,423	2,446
Deferred revenue	626	156
Revolving line of credit	1,600	—
Term loans	1,052	764
Capital lease obligation	—	14

Total current liabilities	10,587	4,710

Term loans, less current portion	1,682	83
Deferred revenue	411	500
Warrant liability	232	201
Deferred tax liability	710	—
Other liabilities	30	14

Total liabilities	13,652	5,508

Preferred stock; $0.001 per share par value; 34,751 shares authorized
Series A convertible preferred stock; 2,500 shares issued and outstanding	250	250
Series A-1 convertible preferred stock; 1,719 shares issued and outstanding	1,028	1,027
Series B convertible preferred stock;13,849 shares authorized; 13,553 shares issued and outstanding	6,201	6,185
Series C convertible preferred stock; 16,683 shares authorized, issued and outstanding	9,958	9,948

Commitments and contingencies (Note 7)

Stockholders’ deficit:
Common stock; $0.001 par value; 60,000 and 55,000 shares authorized; 6,693 and 6,609 shares issued and outstanding at December 31, 2008 and 2007, respectively	7	—
Additional paid-in capital	665	304
Accumulated other comprehensive income (loss)	80	(16)
Accumulated deficit	(2,837)	(12,738)

Total stockholders’ deficit	(2,085)	(12,450)

Total liabilities and stockholders’ deficit	$29,004	$10,468

See accompanying notes.

Networks In Motion, Inc.
Statements of Operations
Years ended December 31, 2008 and 2007
(in thousands)

	2008	2007
Revenue	$41,538	$15,703
Cost of revenue	5,263	2,277

Gross profit	36,275	13,426

Operating expenses:
Sales and marketing	7,508	5,263
Research and development	13,745	5,162
General and administrative	6,386	3,887

Income (loss) from operations	8,636	(886)

Other income (expense):
Interest income	48	117
Interest expense	(342)	(164)
Change in fair value of warrant liability	43	(102)
Foreign exchange loss	(67)	—

Income (loss) before income taxes	8,318	(1,035)
Income tax benefit	1,583	—

Net income (loss)	$9,901	$(1,035)

See accompanying notes.

Networks In Motion, Inc.
Consolidated Statements of Stockholders’ Deficit
Years ended December 31, 2008 and 2007
(in thousands)

				Accumulated
			Additional	Other
	Common Stock		Paid-in	Comprehensive	Accumulated
	Shares	Amount	Capital	Loss	Deficit	Total
Balance — December 31, 2006	6,587	$—	$89	$—	$(11,703)	$(11,614)
Exercise of stock options	22	—	2	—	—	2
Nonemployee stock-based compensation expense	—	—	18	—	—	18
Employee stock-based compensation expense	—	—	221	—	—	221
Accretion of preferred stock issuance costs	—	—	(26)	—	—	(26)
Components of comprehensive income (loss)						—
Translation adjustment	—	—	—	(16)	—	(16)
Net income (loss)	—	—	—	—	(1,035)	(1,035)

Comprehensive income (loss)	—	—	—	—	—	(1,051)

Balance — December 31, 2007	6,609	—	304	(16)	(12,738)	(12,450)
Exercise of stock options	84	7	6	—	—	13
Nonemployee stock-based compensation expense	—	—	9	—	—	9
Employee stock-based compensation expense	—	—	373	—	—	373
Accretion of preferred stock issuance costs	—	—	(27)	—	—	(27)
Components of comprehensive income (loss)
Translation adjustment	—	—	—	96	—	96
Net income (loss)	—	—	—	—	9,901	9,901

Comprehensive income (loss)	—	—	—	—	—	9,997

Balance — December 31, 2008	6,693	$7	$665	$80	$(2,837)	($2,085)

See accompanying notes.

Networks In Motion, Inc.
Consolidated Statements of Cash Flows
Years Ended December 31, 2008 and 2007
(in thousands)

	2008	2007
Operating activities
Net income (loss)	$9,901	$(1,035)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	1,426	725
Increase (decrease) in fair value of warrant liability	(43)	102
Interest expense related to warrants	29	13
Amortization of deferred financing costs	17	17
Stock-based compensation expense	382	239
Foreign currency transaction expense	67	—
Deferred tax assets	(2,205)	—
Changes in operating assets and liabilities:
Accounts receivable	(9,828)	(4,039)
Prepaid expenses and other assets	(338)	(216)
Accounts payable	1,508	944
Accrued liabilities	2,078	2,148
Deferred revenue	483	581

Net cash provided by (used in) operating activities	3,477	(521)

Investing activities
Purchases of property and equipment	(4,959)	(3,035)

Net cash used in investing activities	(4,959)	(3,035)

Financing activities
Proceeds from borrowings on term loans	3,000	—
Repayment of term loans	(1,113)	(764)
Proceeds from borrowings on line of credit	3,200	500
Repayment of line of credit	(1,600)	(500)
Repayment of capital lease obligations	(14)	(23)
Proceeds from exercise of stock options	13	2

Net cash provided by (used in) financing activities	3,486	(785)

Effect of exchange rate on cash	35	(16)
Net increase (decrease) in cash and cash equivalents	2,039	(4,357)
Cash and cash equivalents at beginning of year	812	5,169

Cash and cash equivalents at end of year	$2,851	$812

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$277	$151

Supplemental disclosure of noncash investing and financing activities
Accretion of redeemable preferred stock	$27	$26
See accompanying notes.

Networks In Motion, Inc.
Notes to Consolidated Financial Statements
December 31, 2008 and 2007
1. Business
On May 1, 2001, Networks In Motion, Inc. (“Networks In Motion”, “NIM” or the “Company”) was incorporated in the state of Delaware. The Company was initially formed as gpsOnTrack Corporation, a California corporation, on September 21, 2000, which was merged into Networks In Motion on May 16, 2001.
Networks In Motion provides wireless navigation solutions for GPS-enabled mobile phones. The Company’s platforms deliver location-centric information, offering access to local directories, maps, turn-by-turn voice-prompted driving directions, traffic alerts, weather reports, gas prices, movie times and reviews, entertainment event schedules and other location-based services.
The Company’s products deliver navigation directions, maps, and other location-based information in real time to GPS-enabled mobile phones via advanced client/server architecture. The Company also provides a child finder application for parents to monitor the location of their children, and NAVBuilder products for software developers and enterprises to provide a platform for the integration of location-based services into applications and business processes.
2. Liquidity and Capital Resources
Prior to the fiscal year ending December 31, 2008, the Company incurred recurring losses and negative cash flows from operations and through that period, the Company funded its operational and capital needs primarily through the net proceeds received from the sale of redeemable convertible preferred stock and issuance of debt (Notes 5 and 9), and revenue generated from operations. In 2008, the Company has earned profits and has positive cash flow from operations. While continuing to face many risks, the Company believes that current cash and cash equivalents, available lines of credit, and growing operations are sufficient to meet anticipated cash needs for working capital and capital expenditures for at least the next twelve months. If events or circumstances occur such that the Company does not meet its operating plan, the Company may be required to reduce certain discretionary spending, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives.
3. Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements and related notes include the accounts of the Company and its wholly owned subsidiaries located in the United States, Sweden and China. All material intercompany transactions and balances have been eliminated in consolidation.
Foreign Currency Translation
The Company has determined that the local currencies of its Swedish and China subsidiaries are the functional currencies, since their principal economic activities are more closely tied to the local currencies. Assets and liabilities are translated into US dollars at current exchange rates and revenue and expenses

Networks in Motion, Inc.
Notes to Consolidated Financial Statements (continued)
3. Summary of Significant Accounting Policies (continued)
are translated at average exchange rates for the period. Resultant translation adjustments are reflected as a component of stockholders’ deficit.
Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included as foreign currency exchange gains and losses in the consolidated statement of operations.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
On an ongoing basis, management evaluates its estimates, including those related to (i) the collectibility of customer accounts; (ii) the realization of tax assets and estimates of tax liabilities; (iii) the valuation of equity securities and financial instruments; and (iv) the recognition and disclosure of contingent liabilities. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Company may engage third-party valuation specialists to assist with estimates related to the valuation of financial instruments associated with various contractual arrangements, as well as the underlying value of its common equity. Such estimates often require the selection of appropriate valuation methodologies and models, and significant judgment in evaluating ranges of assumptions and financial inputs. Actual results may differ from those estimates under different assumptions or circumstances.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. At December 31, 2008 and 2007, cash and cash equivalents consisted of cash and money market funds.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, to the extent balances exceed limits that are insured by the Federal Deposit Insurance Corporation, cash equivalents and trade accounts receivable.
Cash equivalents are invested in money market funds of a major US financial services company. The Company maintains its cash accounts in a commercial bank. At December 31, 2008 and 2007, cash on deposit was in excess of the federally insured limit of $250,000 by approximately $2,601,000 and $712,000, respectively.
The Company extends differing levels of credit to customers, does not require collateral deposits, and maintains reserves for potential credit losses based upon the expected collectibility of accounts receivable. The Company determined that an allowance for doubtful accounts was not required at December 31, 2008 and 2007.

Networks in Motion, Inc.
Notes to Consolidated Financial Statements (continued)
3. Summary of Significant Accounting Policies (continued)
One customer accounted for 95% and 96% of the Company’s accounts receivable balance at December 31, 2008 and 2007, respectively. One customer accounted for 95% and 96% of the Company’s revenue for the years ended December 31, 2008 and 2007, respectively.
Revenue Recognition
The Company derives the vast majority of its revenue from hosted navigation services, which are delivered pursuant to multi-year software licensing and hosting arrangements with wireless carriers. The Company’s hosted navigation services allow a wireless carrier to offer its customers navigation directions, maps and other location-based information in real time to GPS-enabled mobile phones.
The Company recognizes revenue from hosted navigation services in accordance with Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, and Emerging Issues Task Force (EITF) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The Company evaluates arrangements that include the integrated licensing and hosting of the Company’s proprietary software and related services in accordance with EITF Issue No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements that Include the Right to Use Software Stored on Another Entity’s Hardware. Based on such evaluation, the Company has determined that its revenue arrangements are outside the scope of American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition.
The Company recognizes revenue from hosted navigation services when persuasive evidence of an arrangement exists, mobile navigation services are provided, the customer fee is fixed or determinable and collectibility is reasonably assured. Under EITF Issue No. 00-21, the Company’s hosted navigation services represent a single unit of accounting and, accordingly, revenue is recognized over the period in which such services are provided over the term of the related contract period. Fees for hosted navigation services are billed and payable monthly based on a carrier’s subscriber count data. Upfront, non-refundable fees, if any, received under hosted navigation service arrangements in connection with initial set-up and development activities are initially recorded as deferred revenue and recognized over the longer of the contract period or estimated customer relationship. The Company recognized $115,162 and $0 for the years ended December 31, 2008 and 2007, respectively, for arrangements involving these upfront, non-refundable fees.
The Company warrants certain levels of uptime reliability under the service level agreement provisions of its mobile navigation service arrangements that permit a customer to receive credits in the month of a service disruption. Such credits only apply to the month in which the Company fails to meet the service level requirements, are capped as a percentage of the applicable monthly billing and do not provide the right to a credit applicable to past or future service under the arrangement, and are thus recorded as a reduction of revenue in the period incurred. During 2008 and 2007, the Company issued credits in the amount of $839,202 and $428,687, respectively.
Cost of Revenue
Cost of revenue primarily consists of hosting services in conjunction with access to the Company’s mobile navigation service, connectivity costs, depreciation of customer service servers, amortization of capitalized software development costs, royalties, and labor associated with network operations and customer service.

Networks in Motion, Inc.
Notes to Consolidated Financial Statements (continued)
3. Summary of Significant Accounting Policies (continued)
Property and Equipment
Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is five years for furniture and equipment, three years for computer software, and five years for computers. Leasehold improvements are amortized over the lesser of the related lease term or their estimated useful life. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs that do not extend the asset lives are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in the Company’s results of operations.
The Company capitalizes costs to develop internal use software under the provisions of SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires the capitalization of external and internal computer software costs incurred during the application development stage, assuming it is probable that the project will be completed and the software will be used to perform the function intended. The application development stage is characterized by software design and configuration activities, coding, testing and installation for applications that have been determined to be reasonably completed. Costs incurred in the preliminary project and post-implementation stages of internal use software development, as well as training and maintenance, are expensed as incurred. Upgrades and enhancements of existing internal use software are capitalized if it is probable that such expenditures will result in additional functionality. Costs incurred in the research or development of entirely new mobile navigation capabilities are expensed as incurred due to the associated risk and speculative nature of these activities. Capitalized internal-use software development costs are classified as property and equipment, and are amortized using the straight-line method over an estimated useful life of 2 to 4 years.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets, primarily consisting of property and equipment, for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition, to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. As of December 31, 2008, there have been no such impairments.
Income Taxes
The Company accounts for its income taxes using the liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the bases used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that the Company will not realize those tax assets through future operations.

Networks in Motion, Inc.
Notes to Consolidated Financial Statements (continued)
3. Summary of Significant Accounting Policies (continued)
Research and Development Costs
Research and development costs are expensed as incurred.
Comprehensive Income (Loss)
Comprehensive income (loss) encompasses changes in equity from transactions and other events and circumstances from non-owner sources and is disclosed in the statements of stockholders’ deficit.
Accumulated other comprehensive income (loss) consists of foreign currency translation adjustments and was not significant in the periods presented.
Preferred Stock Warrants
The Company issued warrants exercisable into preferred stock that is redeemable. Accordingly, at the issuance date, the warrants have been recorded as liabilities under Financial Accounting Standards Board (FASB) Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable, based on their estimated fair values at issuance. Subsequent changes in fair value are recorded as nonoperating income (loss) at each reporting period (Note 9).
Stock-Based Compensation
The Company accounts for stock-based compensation by estimating the fair-value of stock-based payment awards at the grant date using an option pricing model, and the portion that is ultimately expected to vest is recognized as compensation expense over the requisite service period. The Company uses the Black-Scholes option-pricing model to estimate fair-value of the stock-based awards.
Calculating stock-based compensation expense requires the input of highly subjective assumptions, including the expected term of the stock-based awards, stock price volatility, and pre-vesting forfeitures. The estimate of the expected term of options granted was determined by analyzing historical data on employees’ stock option exercises. Since the Company is a private entity with no historical data on volatility of its stock, the expected volatility is based on the volatility of similar entities (referred to as “guideline companies”). In evaluating similarity, the Company considered factors such as industry, stage of life cycle, size and financial leverage. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. The Company estimates the forfeiture rate based on historical experience of its stock-based awards that are granted, exercised and cancelled. If its actual forfeiture rate is materially different from its estimate, stock-based compensation expense could be significantly different from what has been recorded in the current period.
The risk-free rate for periods within the contractual life of the option is based on United States treasury yield for a term consistent with the expected life of the stock option in effect at the time of grant. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Networks in Motion, Inc.
Notes to Consolidated Financial Statements (continued)
3. Summary of Significant Accounting Policies (continued)
The Company has elected to recognize stock-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service vesting period. Shares of common stock issued upon exercise of stock options will be from previously unissued shares.
The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123R and EITF Consensus No. 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Under SFAS No. 123R and EITF 96-18, stock option awards issued to nonemployees are accounted for at fair value using the Black-Scholes option-pricing model. Management believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The fair value of each nonemployee stock award is remeasured each period until a commitment date is reached, which is generally the vesting date.
Recent Accounting Pronouncements
In December 2007, the FASB issued SFAS No. 141 (R), Business Combinations, which establishes the principles and requirements for how an acquirer: (1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141 (R) replaces SFAS No. 141, Business Combinations. SFAS No. 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, and will only have an impact on any transactions recorded by the Company beginning January 1, 2009.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 was established to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 also amends certain of ARB 51’s consolidation procedures for consistency with the requirements of SFAS No. 141 (R), Business Combinations. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except for not-for-profit organizations. This statement is effective as of the beginning of the first fiscal year beginning after December 15, 2008, with early adoption prohibited. Management is assessing the potential impact on the Company’s financial condition and results of operations, but does not believe the implementation of the provisions of SFAS No. 160 will have a significant effect on the consolidated financial statements.
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133, which enhances the disclosure requirements for derivatives and hedging activities. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008. SFAS No. 161 will only affect the Company’s derivatives disclosures beginning January 1, 2009 and will not have any impact on the Company’s consolidated financial statements.

4. Composition of Certain Balance Sheet Components
Composition of certain balance sheet components is as follows:
Property and equipment consist of the following at December 31:

	2008	2007
Furniture and equipment	$607,000	$404,000
Computers	3,982,000	2,307,000
Software for internal use	4,787,000	1,837,000
Leasehold improvements	219,000	149,000

	9,595,000	4,697,000
Less: accumulated depreciation and amortization	(2,494,000)	(1,075,000)
	2008	2007
	$7,101,000	$3,622,000

Depreciation expense for the years ended December 31, 2008 and 2007 was $576,000 and $448,000, respectively. Amortization of internal use software costs for the years ended December 31, 2008 and 2007 was $779,000 and $274,000, respectively. Amortization of capital leases for the years ended December 31, 2008 and 2007 was $64,000 and $13,000, respectively.
Accrued liabilities consist of the following at December 31:

	2008	2007
Wages and compensation	$902,000	$501,000
Bonus	1,111,000	586,000
Vacation	609,000	247,000
Professional services	91,000	405,000
Royalties	1,334,000	516,000
Other	376,000	191,000

	$4,423,000	$2,446,000

5. Preferred Stock
Issuances of preferred stock are as follows:

	Date of	Number of	Gross
	Issuance	Shares Issued	Proceeds

Series A Preferred Stock	June 2001	2,500,000	$250,000
Series A-1 Preferred Stock	September 2003	1,719,492	1,032,000
Series B Preferred Stock	September 2004	7,606,119	3,517,000
Series B Preferred Stock	December 2004	5,946,889	2,750,000
Series C Preferred Stock	March 2006	16,682,606	10,000,000
In June 2001, the Company completed the issuance of 2,500,000 shares of its Series A redeemable convertible preferred stock (“Series A Preferred Stock”) at a price of $0.10 per share, for gross proceeds of $250,000.
In September 2003, the Company completed the issuance of 1,719,492 shares of its Series A-1 redeemable convertible preferred stock (“Series A-1 Preferred Stock”) at a price of $0.60 per share, for gross proceeds of $1,032,000, including $782,000 from the conversion of notes payable and $125,000 previously advanced to the Company from an investor.

Networks in Motion, Inc.
Notes to Consolidated Financial Statements (continued)
5. Preferred Stock (continued)
In September 2004, the Company completed the issuance of 7,606,119 shares of its Series B redeemable convertible preferred stock (“Series B Preferred Stock”) at a price of $0.4624267 per share, for gross proceeds of $3,517,000, including $517,000 from the conversion of notes payable. The second closing was completed in December 2004 with the issuance of 5,946,889 shares of Series B Preferred Stock at a price of $0.4624267 per share, for gross proceeds of $2,750,000.
In April 2006, the Company completed the issuance of 16,682,606 shares of Series C convertible preferred stock (“Series C Preferred Stock”) at a price of $0.599427 per share, for gross proceeds of $10,000,000.
In conjunction with the issuance of the Series C Preferred Stock, the Company amended the Articles of Incorporation to increase authorized shares to 55,000,000 common shares and 34,751,302 preferred shares with a par value of $0.001 per share. The Company has designated 2,500,000, 1,719,492, and 13,849,204 and 16,682,606 of Series A, A-1, B and C Preferred Stock, respectively.
In November 2005, the Company entered into a three year Master Agreement for Acquisition of Software and Services (the “Agreement”) with a preferred stock investor that owns 1,081,253 shares of Series B Preferred Stock and 670,641 shares of Series C Preferred Stock. The Agreement provides for consideration related to the Company’s mobile navigation services. This agreement included a one-year automatic extension at the end of the three-year period, which went into effect in November 2008. Revenues recognized in conjunction with the Agreement were $39,508,000 and $15,527,000 for the years ended December 31, 2008 and 2007, respectively.
The rights, privileges and preferences of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (“Preferred Stock”) are presented below:
Voting Rights
The holders of Preferred Stock are entitled to a number of votes equal to the number of shares of common stock into which each share of preferred stock could be converted, and have voting rights and powers equal to the voting rights and powers of the common stockholders.
As long as at least 500,000 shares of Series A Preferred Stock and Series A-1 Preferred Stock remain outstanding, the holders of Series A Stock and Series A-1 Preferred Stock are entitled, voting together as a single class, one member of the Company’s Board of Directors.
As long as at least 1,000,000 shares of Series B Preferred Stock remain outstanding, the holders of shares of Series B Preferred Stock are entitled, voting separately as a single class, to elect two members of the Company’s Board of Directors.
Additionally, as long as at least 1,000,000 shares of Series C Preferred Stock remain outstanding, the holders of shares of Series C Preferred Stock are entitled, voting separately as a single class, to elect one member of the Company’s Board of Directors.
If at any time less than 500,000 shares of Series A and Series A-1 Preferred Stock remain outstanding, or 1,000,000 shares of Series B Preferred Stock or Series C Preferred Stock remain outstanding, then the holders of shares of the then-outstanding preferred and common stock, voting together as a single class, on an as-converted basis, are entitled to elect the directors that the holders of Series A Preferred Stock,

Networks in Motion, Inc.
Notes to Consolidated Financial Statements (continued)
5. Preferred Stock (continued)
Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock would have otherwise been entitled to elect.
The holders of shares of common stock are entitled, voting separately as a single class, to elect one member of the Company’s Board of Directors. The holders of each class of preferred and common stock, voting together as a single class, on an as-converted basis, are entitled to elect the remaining directors of the Company.
Dividends
Dividends may be declared and paid upon shares of Series A Preferred Stock and Series A-1 Preferred Stock in any fiscal year only if a distribution has been paid to or declared upon all shares of the Series B Preferred Stock and Series C Preferred Stock. All dividends are noncumulative, and no right shall accrue to the holders of Preferred Stock if dividends are not declared during any fiscal year. No dividends on Preferred Stock or common stock have been declared by the Board of Directors from inception through December 31, 2008.
Redemption
Commencing March 27, 2013, upon the written consent of a majority of the shares of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the Company will be required to redeem all such shares then outstanding in three equal installments at a price equal to $0.10, $0.60, $0.4624267 and $0.599427 per share, respectively, plus all declared and unpaid dividends. The first installment is due on the sixtieth day following the receipt by the Company of the written request for redemption. The second and third installments are due on the first and second anniversaries of the first installment date.
Liquidation Preference
In the event of liquidation, including a merger, acquisition or sale of assets where there is a change in control, the holders of Series B Preferred Stock and Series C Preferred Stock are entitled to receive $0.4624267 and $0.599427 per share, respectively, plus any declared but unpaid dividends prior to and in preference to holders of all other classes of stock. If the assets distributed are insufficient to pay the entire preferential amounts, then the entire assets available for distribution will be distributed ratably among the Series B and Series C preferred stockholders in proportion to the full preferential amount each holder is otherwise entitled to receive. The holders of Series A Preferred Stock and Series A-1 Preferred Stock are then entitled to receive a per share amount equal to $0.10 and $0.60, respectively, plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. If the assets distributed are insufficient to pay the entire preferential amounts, then the entire assets available for distribution will be distributed ratably among the holders of Series A Preferred Stock and Series A-1 Preferred Stock in proportion to the full preferential amount each holder is otherwise entitled to receive. Upon completion of the distributions to the preferred stockholders, all of the remaining assets of the Company available for distribution will be distributed among the holders of common stock pro-rata based on the number of shares of common stock held by each stockholder.

Networks in Motion, Inc.
Notes to Consolidated Financial Statements (continued)
5. Preferred Stock (continued)
The liquidation preference of each series of preferred stock as of December 31, 2008 is as follows:

Series A Preferred Stock	$250,000
Series A-1 Preferred Stock	1,032,000
Series B Preferred Stock	6,267,000
Series C Preferred Stock	10,000,000
Conversion
Each share of Preferred Stock is immediately convertible at the holder’s option into shares of common stock based on the issuance price divided by the Conversion Price. The Conversion Price for Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is $0.10, $0.5032, $0.4197 and $0.5032, respectively, subject to adjustments for certain dilutive issuances, splits and combinations, and other recapitalizations or reorganizations. Each share of Preferred Stock automatically converts into the number of shares of common stock into which those shares are convertible at the then effective Conversion Price upon the earlier of (a) the closing of a public offering of common stock with gross proceeds of at least $15,000,000 and a per share price of at least $1.80, or (b) the written consent or agreement of the holders of at least a majority of the then outstanding shares of Preferred Stock voting together as a single class. For the years ended December 31, 2008 and 2007, the aggregate number of common shares authorized and reserved for conversion of Preferred Stock was 39,355,836.
At December 31, 2008, the number of shares of common stock into which each series of Preferred Stock is convertible is as follows:

Series A Preferred Stock	2,500,000
Series A-1 Preferred Stock	2,050,269
Series B Preferred Stock	14,932,744
Series C Preferred Stock	19,872,823

39,355,836

In conjunction with the issuance of the Series C Preferred Stock, the Company modified the redemption date of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock. The information disclosed herein reflects the modified terms of the Preferred Stock.
Classification of Preferred Stock
The liquidation preferences and the redemption provisions of the Preferred Stock are considered redemption provisions that are not solely within the control of the Company. The Preferred Stock is required to be classified outside of stockholders’ deficit in the mezzanine section of the balance sheet. Additionally, if the redemption became certain of occurrence, the Preferred Stock would be classified as a liability.

Networks in Motion, Inc.
Notes to Consolidated Financial Statements (continued)
6. Stock Option Plan
In March 2005, the Board of Directors and stockholders approved the 2005 Stock Incentive Plan (the “Plan”). The Plan provided for the direct sale of shares of restricted stock and the grant of options to purchase up to a maximum of 10,073,019 shares of the Company’s common stock to employees, officers, consultants and directors and includes incentive stock options (ISOs) and nonstatutory stock options (NSOs). Rights to exercise ISOs and NSOs vest at rates determined by the Board of Directors over periods ranging from one to four years. Options expire within a period of not more than ten years from the date of grant. An option granted to a person who is a 10% or greater shareholder on the date of grant may not be exercisable more than five years after the date it is granted. Vested options expire three months after employee termination.
In September 2007, the Company modified 3,988,500 stock options to increase the exercise price. As a result of the modification, stock options granted to 62 employees were affected, and there was no incremental compensation cost for the year ended December 31, 2007. The weighted-average exercise price of outstanding modified options before and after the modification was $0.18 and $0.28, respectively. In February 2008, the Board of Directors approved an increase in the number of shares of the Company’s common stock reserved for issuance under the 2005 Stock Incentive Plan from a maximum of 10,073,019 to 10,923,019. In December 2008, this was further increased from 10,923,019 to 12,923,019.
The Company records compensation expense for stock-option grants based on the estimated fair value of the options on the date of grant using the Black-Scholes option-pricing model with the assumptions included in the table below:

	2008	2007

Expected volatility	58%	73%
Expected term	6 years	6 years
Risk-free interest rate	2.92%	4.48%
Dividend yield	0%	0%
The weighted-average grant date fair value per options granted was $0.48 and $0.24 for the years ended December 31, 2008 and 2007, respectively. Employee stock-based compensation expense recognized under SFAS No. 123(R) for the years ended December 31, 2008 and 2007 was $373,000 and $221,000, respectively, related to stock options.

Networks in Motion, Inc.
Notes to Consolidated Financial Statements (continued)
6. Stock Option Plan (continued)
A summary of the stock option activity under the Plan for employees is as follows:

		Weighted-	Weighted-
		Average	Average
	Number of	Exercise Price	Contractual	Aggregate
	Options	Per Option	Life (Years)	Intrinsic Value

Outstanding at December 31, 2006	8,336,301	$0.11	8.8	$1,533,000
Granted	716,000	$0.19
Option repricing pre-modification	(3,948,500)	$(0.18)
Option repricing post-modification	3,948,500	$0.28
Exercised	(22,395)	$0.10
Forfeited	(122,605)	$0.27

Outstanding at December 31, 2007	8,907,301	$0.15	7.9	$2,718,000
Granted	1,339,000	$0.50
Exercised	(43,644)	$0.25
Forfeited	(323,148)	$0.31

Outstanding at December 31, 2008	9,879,509	$0.20	7.1	$3,155,000

Exercisable at December 31, 2008	7,568,112

Vested and expected to vest as of December 31, 2008	7,568,112

The aggregate intrinsic value was determined based on the difference between the estimated fair value of the Company’s common stock at December 31, 2008 and the exercise price.
The following table summarizes information regarding options outstanding and options exercisable for employees under the Plan at December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-
Range of		Average	Average	Number	Average
Exercise	Number of	Remaining Life	Exercise	Vested and	Exercise
Prices	Options	(Years)	Price	Exercisable	Price

$0.05-$0.10	4,818,801	6.3	$0.05	4,788,398	$0.05
$0.18-$0.27	3,068,708	7.4	$0.27	2,006,506	$0.27
$0.29-$0.33	786,000	8.3	$0.31	384,755	$0.31
$0.37-$0.59	990,000	9.3	$0.47	172,453	$0.40
$0.61-$0.74	216,000	9.5	$0.63	216,000	$0.63

	9,879,509			7,568,112

6. Stock Option Plan (continued)
The Company did not grant any nonemployee stock options during 2008. The assumptions used in estimating the fair value of nonemployee stock options are as follows:

2007
Volatility	91%
Risk-free interest rate	4.75%
Dividend yield	0%
Term of option	10 years
A summary of the stock option activity under the Plan for nonemployees is as follows:

		Weighted-	Weighted-
		Average	Average
	Number of	Exercise Price	Contractual	Aggregate
	Options	Per Share	Life (Years)	Intrinsic Value

Outstanding at December 31, 2006	130,000	$0.12	9.1	$26,000
Granted	50,000	$0.33
Option repricing pre-modification	(40,000)	$(0.18)
Option repricing post-modification	40,000	$0.28
Outstanding at December 31, 2007	180,000	$0.20	8.6	$47,000
Granted
Exercised	(40,000)	$0.10
Forfeited
Outstanding at December 31, 2008	140,000	$0.23	7.8	$39,000

Exercisable at December 31, 2008	135,890

The following table summarizes information regarding options outstanding and options exercisable for nonemployees under the Plan at December 31, 2008:

	Options Outstanding			Options Exercisable
		Weighted-	Weighted-		Weighted-
Range of		Average	Average	Number	Average
Exercise	Number of	Remaining Life	Exercise	Vested and	Exercise
Prices	Shares	(Years)	Price	Exercisable	Price

$0.05-$0.10	50,000	6.8	$0.10	50,000	$0.10
$0.18-$0.27	40,000	7.8	$0.27	40,000	$0.27
$0.29-$0.33	50,000	8.7	$0.33	45,890	$0.33

	140,000			135,890

6. Stock Option Plan (continued)
For the years ended December 31, 2008 and 2007, the Company recorded $9,000 and $18,000, respectively, of compensation expense for options granted to nonemployees.
At December 31, 2008, the number of shares available for issuance under the Plan was 2,710,000.
Stock-based compensation expense for employees and nonemployees included in the statement of operations are as follows:

	2008	2007

Cost of revenue	$19,000	$18,000
Sales and marketing	88,000	88,000
Research and development	233,000	53,000
General and administrative	42,000	80,000

	$382,000	$239,000

7. Commitments and Contingencies
Leases
The Company leases office facilities under noncancelable operating leases. The terms of the Company’s corporate office facility lease provide for rental increases on a graduated scale and include an option to extend the lease term for two additional eighteen month periods. The Company recognizes rent expense on a straight-line basis over the lease period. Accordingly, rent expense recognized in excess of paid rent is reflected as deferred rent.
Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2008 are as follows:

Operating
Leases
Years ending December 31,
2009	$735,000
2010	677,000
2011	858,000
2012	936,000
2013	475,000

Total minimum lease payments	$3,681,000

Rent expense for the years ended December 31, 2008 and 2007 was $565,000 and $303,000, respectively.
Indemnifications
The Company provides hosted navigation services to its customers under various contractual arrangements. Each agreement contains the relevant terms of the contractual arrangement with the customer, and generally includes certain provisions for indemnifying the customer against losses, expenses and liabilities from damages that may be awarded against the customer in the event the Company’s intellectual property is found to infringe upon a patent, copyright, trademark or other proprietary right of a third party. The contract generally limits the scope of and remedies for such indemnification obligations in a variety of industry-standard respects, including but not limited to certain time and geography based scope limitations and a right to replace an infringing product.

7. Commitments and Contingencies (continued)
The Company believes its internal development processes and other policies and practices limit its exposure related to the indemnification provisions associated with its contractual arrangements. In addition, the Company requires its employees to sign a proprietary information and inventions agreement, which assigns the rights to its employees’ development work to the Company. To date, the Company has not had to reimburse any of its customers for any losses related to these indemnification provisions. For several reasons, including the lack of prior indemnification claims and the lack of a monetary liability limit for certain infringement cases under the licenses, the Company cannot determine the maximum amount of potential future payments, if any, related to such indemnification provisions.
Litigation
In June 2007, the Company received notice that a patent-holding company had filed a patent infringement suit alleging that the Company’s mobile navigation service infringes upon a US patent of the plaintiff. The case was originally scheduled to go to trial in March of 2008, and in February 2008, the court ruled in favor of the Company’s motion for summary judgment to dismiss the case. The ruling was appealed by the Plaintiff, but the appeals courts upheld the dismissal of the case.
From time to time, the Company may be involved in other routine litigation arising in the ordinary course of business. While the results of such litigation cannot be predicted with certainty, the Company does not believe the outcome of such matters will have a material adverse effect on its financial position, results of operations or cash flows.
8. Income Taxes
Components of the provision (benefit) for incomes taxes are as follows:

2008
Current:
Federal	$192,000
State	430,000

622,000

Deferred:
Federal	(622,000)
State	(1,583,000)

(2,205,000)

$(1,583,000)

There was no provision (benefit) for income taxes recorded in 2007.
The provision for income tax reflected in the accompanying Consolidated Statement of Operations for 2008 is primarily due to state taxes. The recorded tax benefit differs from the expected tax expense based on the federal statutory tax rate of 34% primarily due to the release of substantially all of the Company’s valuation allowance that had been previously established against the federal and state deferred taxes. During 2008, the Company had determined that it is more likely than not that a portion of these deferred tax assets will be realized based on current and expected profit trends of the Company.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. At December 31, 2007, the Company provided

8. Income Taxes (continued)
for a full valuation allowance against its deferred tax assets due to uncertainty surrounding the realization of those assets due to historical taxable net losses. During 2008, management determined that it is more likely than not that a portion of these deferred tax assets will be realized based on current and expected profit trends of the Company. The Company released $5.4 million of the beginning of the year valuation allowance related to deferred tax assets which resulted in a benefit being recorded for the year ended December 31, 2008. The Company retained its valuation allowance against its domestic federal and state net operating losses carryforwards not expected to be utilized by 2010. The Company also retained its valuation allowance against its foreign net operating loss carryforward due to the uncertainty surrounding the realization of the related deferred tax asset. The Company has provided a valuation allowance of $0.9 million at December 31, 2008 against its domestic and foreign net operating loss carryforwards unutilized at December 31, 2010 of $152,000 and $771,000, respectively.
As of December 31, 2008 the Company has net operating loss carryforwards available to offset future taxable income for federal, state and foreign income tax purposes of approximately $2.2 million, $12.7 million, and $2.8 million, respectively. The Company’s net operating loss carryforward utilization is subject to limitation in accordance with Internal Revenue Code §382, however, none of the Company’s net operating loss carryforwards are expected to expire unutilized. The foreign net operating loss can be carried forward indefinitely. As of December 31, 2008, the Company has credits for increasing research activities available to offset future federal and state payable of approximately $0.8 million and $0.7 million, respectively, that will begin to expire in 2021 and 2011, respectively. The Company’s research and development credit utilization is subject to Internal Revenue Code §382, however, management concluded that it is more likely than not that the credits will not expire unutilized.
In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for income taxes by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized. FIN 48 must be applied to all existing positions upon initial adoption. The cumulative effect, if any, of applying FIN 48 at adoption, is reported as an adjustment to opening retained earnings in the year of adoption. The Company will adopt FIN 48 when it becomes effective on January 1, 2009. The Company is evaluating any impact that the adoption of this guidance may have on the Company’s financial position, results of operations or cash flows.
9. Debt
In August 2005, the Company entered into a loan and security agreement with a bank. The agreement provides for a term loan facility (the “Term Loan”) of up to $1,750,000 and an equipment facility (the “Equipment Loan”) of up to $750,000. The agreement is collateralized by substantially all of the Company’s assets.
In accordance with the debt agreement, up to $1,250,000 of the Term Loan was available through February 28, 2006 (“Advance Period”) with the remaining $500,000 becoming available upon the Company’s receipt of a signed term sheet for at least $5,000,000 in new equity from investors satisfactory to the bank. This condition was satisfied in February 2006 in connection with the Series C Preferred Stock financing (Note 5). The Company borrowed $1,250,000 during fiscal year 2005 and $500,000 during fiscal year 2006. Borrowings under the Term Loan bear interest at 8% per annum. The Company was required to make interest-only payments through the Advance Period. Thereafter, all Term Loan advances were aggregated as a single loan, which is payable in 36 equal monthly installments.
All amounts were borrowed under the Equipment Loan during fiscal year 2005. Each draw is payable over a 36-month period beginning the month following each advance. Borrowings under the Equipment Loan bear interest at 7.5% per annum.

9. Debt (continued)
At December 31, 2008 and 2007, the Term Loan had an outstanding balance of $97,000 and $680,000, respectively, and the Equipment Loan had an outstanding balance of $0 and $181,000, respectively.
In April 2008, the Company secured an additional term loan (“New Term Loan”) with a bank, which provides for a loan facility of up to $3,000,000, by amending the August 2005 loan agreements that secured the Company’s Term Loan and Equipment Loan. The New Term Loan bears interest at prime rate plus 2.5% per annum, and expires on July 2011. The Company borrowed the full New Term Loan amount in April 2008. The loan is payable over a 36-month period beginning August 1, 2008. Borrowings under the New Term Loan bear interest at 7.5%. At December 31, 2008 the New Term Loan had an outstanding balance of $2,624,000.
Required principal payments under the Company’s debt total term loan obligations as of December 31, 2008 are as follows:

Years ending December 31,
2009	$1,052,000
2010	1,102,000
2011	638,000

Total principal payments	2,792,000
Less discount from warrants	(58,000)

Total debt balance	$2,734,000

As of December 31, 2008, the Company was not in compliance with the covenant to deliver audited financial statements within 210 days from year-end. The Company obtained a waiver from the bank to waive this covenant until August 2009. There are no financial covenants associated with the term loan agreements.
Revolving Line of Credit
In April 2007, the Company entered into a $4,000,000 revolving line of credit with a bank by amending the August 2005 loan agreements entered into in connection with the Company’s Term Loan and Equipment Loan. The revolving line of credit bears interest at Prime rate plus 0.5% per annum, and expires in April 2009. During the year ended December 31, 2007, the Company borrowed and repaid $500,000 under the line of credit. As of December 31, 2007, no amounts were outstanding under the revolving line of credit. In conjunction with the bank loan amendment, all outstanding warrants, which were originally due to expire in 2012, were extended to 2014. As a result of the modification, the Company recorded $10,000 in additional interest expense during the year ended December 31, 2007.
On October 9, 2008 the Company entered into a $5,000,000 revolving line of credit with a bank that replaced the April 2007 revolving line. The 2008 revolving line bears interest at an annualized rate of prime plus one half of one percent, which was 5.0% at December 31, 2008. As of December 31, 2008 the amount outstanding against the line was $1,600,000.
The Company was in compliance with all covenants as of December 31, 2008 and the only financial covenant is to maintain an adjusted quick ratio of 1.15 to 1.00. Substantially all of the Company’s assets serve as collateral under this agreement.

9. Debt (continued)
Warrants
In connection with the closing of the Term Loan, the Company issued a warrant to purchase 95,109 shares of Series B Preferred Stock at an exercise price of $0.46 per share, which expires in 2012. The estimated fair value of the warrant was $30,000 and is accounted for as a deferred financing cost (Note 3). The value of the warrant at the date of issuance was calculated based on the following assumptions: risk-free interest rate of 4.06%, no dividend yield, term of seven years and volatility of 74%.
In connection with the closing of the Equipment Loan, the Company issued warrants to purchase 48,912 shares of Series B Preferred Stock. The estimated fair value of the warrants was $15,000 and is accounted for as a deferred financing cost (Note 3). The value was calculated based on the following assumptions: risk-free interest rate of 4.06%, no dividend yield, term of seven years and volatility of 74%.
During each of the years ended December 31, 2008 and 2007, the Company recorded interest expense of $17,000 related to the amortization of these deferred financing costs. The future remaining amortization related to deferred amortization costs will be $7,000 in 2009.
At the time of each Term Loan draw, the Company is required to grant a warrant to the bank for a number of shares equal to 3% of the draw amount at the Series B price per share. In December 2005 and February 2006, the Company borrowed $1,250,000 and $500,000, respectively, resulting in the issuance of warrants for the purchase of 81,522 shares and 32,609 shares respectively, of Series B Preferred Stock. The Series B Preferred Stock is redeemable; accordingly, the December 2005 and February 2006 loan proceeds were first allocated to the $29,000 and $12,000 estimated fair value of the warrants with the remaining balance allocated to the debt. The debt discounts are amortized over the life of the related debt of 37 to 42 months, on a straight-line basis, which approximates the effective interest method. The value of the December 2005 warrant at the date of issuance was calculated based on the following assumptions: risk-free interest rate of 4.41%, no dividend yield, term of seven years and volatility of 74%. The value of the February 2006 warrant at the date of issuance was calculated based on the following assumptions: risk-free rate of 4.58%, no dividend yield, term of seven years and volatility of 74%.
Upon the Company’s receipt of the signed term sheet for at least $5,000,000 and the Company’s activation of the $500,000 optional facility in February 2006, the Company provided the bank an additional warrant to purchase 38,044 shares of Series B Preferred Stock. The Series B Preferred Stock is redeemable; accordingly, the proceeds from the loan were first allocated to the $14,000 estimated fair value of the warrant with the remaining balance allocated to the debt. The value of the warrant at the date of issuance was calculated based on the following assumptions: risk-free interest rate of 4.58%, no dividend yield, term of seven years and volatility of 74%.
In connection with the $3,000,000 draw on the New Term Loan in April 2008, the Company issued the bank a warrant to purchase 100,000 shares of Series C Preferred Stock at an exercise price of $0.60 per share, which expires in 2015. The Series C Preferred Stock is redeemable; accordingly the New Term Loan proceeds were first allocated to the $73,000 estimated fair-value of the warrant with the recurring balance allocated to debt. The debt discount is amortized over the life of the New Term Loan of seven months, on a straight-line basis which approximates the effective interest method. The value of the April 2008 warrant and the date of issuance was calculated based on the following assumptions: risk-free rate of 2.99%, no dividend yield, term of seven years and volatility of 58%.
Warrants exercisable into Series B Preferred Stock and Series C Preferred Stock are classified as a liability on the balance sheet. The warrants are carried at fair value with decreases or increases in fair value at each reporting date recorded as other income (expense). During the years ended December 31, 2008 and 2007, the Company recorded income of $43,000 and expense of $102,000, respectively, relating to these warrants.

10. Defined Contribution Plan
In May 2005, the Company established a defined contribution plan under Section 401(k) of the Internal Revenue Code (the “Plan”). All employees are eligible for participation in the Plan. Depending on age, participants may contribute up to 15% or 18% of their compensation, subject to a maximum amount determined by the Internal Revenue Code. The Company matches the contributions made by the employee in an amount equal to 25% of up to 4% of the employee’s compensation, subject to a maximum amount established by the IRS. During the years ended December 31, 2008 and 2007, the Company contributed $62,000 and $42,000, respectively, to the Plan.
11. Subsequent Events
On January 13, 2009, the revolving line was amended to increase the borrowing limit to $10,000,000.
In January 2009, the Company acquired certain intellectual property assets of TrafficGauge, Inc for $800,000 plus 274,877 shares of the Company’s common stock. The Company also hired certain of the employees of TrafficGauge.
In July 2009, the Company entered into a four year renewal of its existing operating lease for office space at the Company’s Aliso Viejo, California headquarters through June 2013. The agreement calls for base rent in the amount of $51,000 for per month for the first year with annual increases thereafter.
Through June 2009, the Company granted 750,900 stock options at a weighted-average exercise price of $0.59 per share.
12. Acquisition of Networks in Motion (unaudited)
On December 15, 2009, TeleCommunication Systems, Inc. (the Acquirer) completed its acquisition of Networks in Motion. The acquisition was made pursuant to an Agreement and Plan of Merger dated November 25, 2009 (the Merger Agreement).
Under the terms of the Merger Agreement, immediately prior to the effective time of the Merger, (i) shares of NIM’s outstanding preferred stock automatically converted into shares of NIM common stock in accordance with the terms of NIM’s Certificate of Incorporation, as amended, and (ii) shares of NIM’s outstanding common stock (other than shares of NIM’s common stock that had not voted in favor of the Merger Agreement and with respect to which a demand for payment and appraisal had been properly made in accordance with Section 262 of the Delaware General Corporation Law), warrants and certain options were canceled and converted in exchange for the right to receive, following surrender of stock certificates, if applicable, and the execution and delivery of certain other documents required by the Merger Agreement, the following: (i) an aggregate amount in cash equal to $110,000,000, plus or minus customary working capital and excess cash adjustments; (ii) 2,236,258 shares of Class A common stock, par value $0.01 per share, of the Acquirer; (iii) an aggregate of $20,000,000 principal amount payable in promissory notes of the Acquirer which mature on the one year anniversary of the closing date of the Merger; and (iv) an aggregate of $20,000,000 principal amount payable in promissory notes of the Acquirer, $10,000,000 of which matures on the one year anniversary of the closing date of the Merger, $5,000,000 of which matures on the date on which is eighteen months following the closing date of the Merger and $5,000,000 of which matures on the second anniversary of the closing date of the Merger.